Exhibit 24

LIMITED POWER OF ATTORNEY

The undersigned does hereby make, constitute and appoint Silvestre Law Group, P.C. and Margaret McElroy (the "Attorneys") as the attorneys-in-fact and agent of the undersigned with full power and authority to execute and deliver on behalf of the undersigned any and all documents required to be filed with the Securities and Exchange Commission pursuant to Section 13(d) or Section 16(a) of the Securities Exchange Act of 1934, as amended, in relation to the beneficial ownership of securities in Neuralstem, Inc. including, without limitation: (a) any Schedule 13D, and any amendments thereto, (b) any joint filing agreements pursuant to Rule 13d-1(k) and (c) any form required to be filed under Section 16 of the Exchange Act.

The undersigned shall indemnify the Attorneys and keep Attorneys indemnified against any and all costs, claims and liabilities which Attorneys may incur as a result of anything done by Attorneys in reliance on any information or instruction provided by the undersigned in the exercise of any of the powers conferred, or purported to be conferred, on him by this Limited Power of Attorney.

This Limited Power of Attorney shall be effective on the date hereof and shall remain in effect until terminated by the undersigned in a signed writing delivered to Attorneys.

This Limited Power of Attorney is governed by, and shall be construed in accordance with, the laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the undersigned has executed this Limited Power of Attorney as of April 7, 2016.

/s/ Jonathan Lloyd Jones

Jonathan Lloyd Jones